EXHIBIT 10.2

POWERGENIX

CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”), dated as of August 31, 2015, is by and between Blue Earth, Inc., a Nevada corporation (the “Transferor”), and EnSite Power, Inc., a Nevada corporation (the “Transferee”).

WHEREAS, Transferor formed Transferee as a wholly-owned subsidiary of Transferor and is currently the beneficial owner of approximately 96.43% of the issued and outstanding equity of Transferee, its subsidiary;

WHEREAS, Transferor and Transferee desire to enter into this Agreement pursuant to which Transferor will convey certain assets and liabilities to Transferee as a capital contribution in consideration of an aggregate of 7,858,598 shares of Common Stock $.001 par value, issued by Transferee to Transferor on July 31, 2015 in accordance with the terms and subject to the conditions set forth in this Agreement (the “Contribution”); and

WHEREAS, on this date, Transferor and Transferee have entered into a second contribution agreement (the “Subsidiary Agreement”) pursuant to which Transferor has contributed, transferred, assigned, conveyed and delivered to Transferee all of Transferor’s right, title and interest to its ownership of all of the capital stock of Blue Earth Energy Power Solutions, LLC. (EPS) and Blue Earth Power Performance Solutions, Inc. (PPS).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Contribution of Assets. On the terms and subject to the conditions set forth in this Agreement, Transferor hereby contributes, transfers, assigns, conveys and delivers to Transferee, and Transferee does hereby acquire and accept from Transferor, all of Transferor’s right, title and interest in, to and under the assets described in Exhibit A (the “Assets”).

2.

Assumed Liabilities. The Contribution is subject to the assumption by Transferee of all liabilities and obligations of Transferor to the extent exclusively or primarily resulting from, relating to or arising out of the Assets of whatever kind or nature (whether absolute, accrued, contingent, determined, determinable, disclosed, known or unknown, or otherwise) (the “Assumed Liabilities”). Transferee hereby assumes and shall perform, pay and discharge when due the Assumed Liabilities. Nothing contained herein shall prevent Transferee or its affiliates from contesting in good faith any of the Assumed Liabilities with any third-party obligee.

3.

Consideration. As consideration for the contribution of the Assets set forth under Section 1, Transferee hereby ratifies, confirms, approves and adopts the issuance on July 31, 2015, of 7,858,598 shares of Common Stock, $.001 par value, of Transferee to Transferor. Simultaneous with this Agreement, as consideration for the contribution of the assets set forth in the Subsidiary Agreement, Transferee has ratified, confirmed, approved and adopted the issuance on July 31, 2015, of an aggregate of 12,391,402 shares of Common Stock of Transferee to Transferor, which, when combined with the issuance of shares under this Agreement, totalled 20,250,000.

4.

Closing.

(a)

The closing of this Agreement (the “Closing”) will take place upon the receipt of all required consents, unless extended by mutual agreement, at a location to be mutually agreed upon by the parties, at 10:00 a.m. (local time) following the satisfaction by Transferor and Transferee, acting reasonably, of the terms of this Agreement and the Subsidiary Agreement.  The Closing will be effective on the Closing Date.

(b)

Consents/Notices. Pursuant to the Amended and Restated Investor Rights Agreement executed October 27, 2014 (“Investor Rights Agreement”) in connection with the purchase of the Assets, Transferor may transfer its interest in PowerGenix to a wholly-owned subsidiary provided that Transferee agrees in writing to the be subject to the terms of the Investor Rights Agreement to the same extent as if it were the original holder of the interest. An executed  copy of the Transferee’s agreement to the Investor Rights Agreement is attached hereto as Exhibit B.

(c)

Closing and Procedures and Deliveries.

(i)

Contribution of Assets.  To effect the Contribution of the Assets at the Closing as contemplated by this Agreement, Seller shall execute stock powers and/or any other ownership transfer documents required under any operating agreement, formation documents, bylaws or other similar corporate governance document of Transferor, Transferee and/or PowerGenix.

(ii)

Delivery of Assets.  At the Closing, Transferor shall deliver to Transferee the Assets set forth on Exhibit A attached hereto.

(iii)

Other Closing Transactions.  At the Closing, each of the parties hereto shall have taken such other actions reasonably required hereby to be performed by it prior to or on the Closing Date.

(iv)

No Waiver at Closing.  Transferor or Transferee may elect to close the transactions contemplated by this Agreement notwithstanding the breach of any representation, warranty or covenant by the other party, whether or not disclosed.

5.

Representations and Warranties of the Transferor.

(a)

Organization of Transferor. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b)

Authority. Transferor has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Transferor has obtained all necessary corporate, limited liability company and/or partnership approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Transferor and (assuming due authorization, execution and delivery by Transferee) shall constitute Transferor’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c)

Ownership and Transfer of Assets.  Transferor has valid, good and marketable title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all of the Assets, or in the case of Assets held by non-affiliated third parties, to the Transferor’s knowledge, the Transferor’s interests in such Assets are free and clear of all liens. Transferor has, or will deliver at closing, the unrestricted right to contribute, sell, transfer, assign, convey and deliver to Transferee all right, title and interest in and to, or in the case of leased or subleased Assets, all right, title and interest in and to the leasehold interests relating to the Assets, and/or assets held by non-affiliated third parties, without penalty or other adverse consequences.

6.

Representations and Warranties of the Transferee.

(a)

Organization of Transferee. Transferee is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b)

Authority. Transferee has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Transferee has obtained all necessary corporate/limited liability company/partnership approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Transferee and (assuming due authorization, execution and delivery by Transferor) shall constitute Transferee’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

7.

Further Assurances. Transferor and Transferee agree to execute any and all documents and instruments of transfer, assignment, assumption or novation and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

8.

Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

9.

Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.

No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

11.

Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.

Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.

Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Nevada in each case located in the city of Las Vegas and County of Clark, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

14.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Blue Earth, Inc.

By:  /s/ Johnny R. Thomas

Name:  Johnny R. Thomas

Title:    Chief Executive Officer

EnSite Power, Inc.

By:  /s/ John C. Francis

Name:  John C. Francis

Title:    Vice President

EXHIBIT A

The Assets

17,341,176 shares of Series C Preferred Stock of PowerGenix Systems, Inc. subject to an Amended and Restated Voting Agreement which provides one seat on the Board of Directors and one additional observer for meetings of the Board of Directors the signature page of which is attached as Exhibit C.

The exclusive right to use PowerGenix Intellectual Property to develop Smart Batteries
(a combination of Blue Earth’s proprietary intellectual property and the PowerGenix Intellectual Property) for a number of market verticals (the “Products), which shall be owned and marketed by Blue Earth.

PowerGenix is owner of intellectual property (“PowerGenix Intellectual Property”) consisting of all of the following and all rights, arising out of or intellectual property associated therewith: (a) all patents issued, applied for and which may be applied for in the future (the “Patents”) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (f) all databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing, all as set forth on Schedule A of the License and Marketing Agreement executed October 27, 2014 for Nickel Zinc (“NiZn”) technology for the development, application, sale and use in batteries with diverse sizes, shapes and characteristics that are suitable for commercial use in numerous market verticals (“Standard Batteries”).

EXHIBIT B

Dated:  August 31, 2015

INVESTORS:

EnSite Power, Inc.

By:  /s/ Johnny R. Thomas

Name: Johnny R. Thomas

Title: Chief Executive Officer

Signature Page To PowerGenix Systems, Inc.

Amended And Restated Investor Rights Agreement

EXHIBIT C

INVESTORS:

EnSite Power, Inc.

By:  /s/ Johnny R. Thomas

Name: Johnny R. Thomas

Title: Chief Executive Officer

Signature Page to PowerGenix Systems, Inc.

Amended And Restated Voting Agreement